Exhibit 10.2

September 28, 2015

Mr. William P. Livek

Dear Bill:

On behalf of comScore, Inc., I am pleased to offer you the position of Executive Vice Chairman and President of comScore, Inc. (“comScore”). Please note that this offer is contingent upon the closing of comScore’s acquisition of Rentrak Corporation (the “Closing”) occurring prior to June 6, 2016 (the “Deadline”). If the Closing does not occur prior to the Deadline, then this offer of employment is void and your employment with Rentrak Corporation will continue unchanged. If you accept this offer, your start date will be the Closing date. We are confident that you will play a key role in comScore’s continued success while helping us remain a leader in the provision of innovative and valuable marketing solutions.

In this position you will report to Serge Matta, Chief Executive Officer, and will work from comScore’s offices located in Fort Lauderdale, FL, though you will be required to travel as necessary to perform your duties and responsibilities as Executive Vice Chairman and President of comScore. As an integral executive of the company, your responsibilities will include assisting our Board and management in shaping the strategic direction of our company’s cross platform business, as well as providing critical advice to our Board and management on the integration and operations of our combined companies.

Salary: Your base salary will be $16,730.77 semi-monthly (equivalent to an annual salary of $435,000), payable in accordance with comScore’s standard payroll practice and subject to applicable payroll deductions and withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

Initial Award: You will be awarded 10,000 restricted stock units (“RSUs”) by the Compensation Committee on the 15th of the month following the Closing. This initial RSU award will vest in equal annual installments over a 3-year period from the Closing, subject to your remaining a service provider for comScore or its subsidiaries through each applicable vesting date.

Short Term Incentive Award (“STI”): As an STI award you will be eligible for an award of restricted shares of comScore’s common stock with a target value of 75% of your annual base salary subject to you and comScore achieving revenue and adjusted EBITDA performance goals during calendar year 2015, as determined by the Board of Directors of comScore (the “Board”) or the Compensation Committee of the Board (the “Committee”), with a maximum value of 150% of your annual base salary subject to you and comScore overachieving against performance goals. Your STI award for 2015 will be pro-rated from your employment start date with comScore through the end of the calendar year. The number of shares allocated to the STI award will be determined by the Committee as of February 2016 upon evaluation of performance against goals, consistent with the determination made for other comScore executive officers and, subject to your remaining a service provider for the company at the time of such determination. Your STI award for future calendar years will be determined by the Committee in its sole discretion, but will be determined consistent with other senior executives of comScore.

Long Term Incentive Award (“LTI”): You will be eligible for an LTI award which is comprised of two components: a performance-based component and a time-based component. The performance-based LTI component will be made in RSUs with a target value of $450,000 subject to you and comScore achieving against previously-established revenue and adjusted EBITDA performance goals during calendar year 2015, and with a maximum value of $900,000, subject to you and comScore overachieving against performance goals. This award amount will be pro-rated from your employment start date with comScore through the end of the 2015 calendar year, subject to you and comScore achieving previously-established performance goals during calendar year 2015 applicable to other senior executives of comScore. The number of RSUs allocated to this performance-based LTI award and that become eligible to vest will be determined by the Committee in February 2016 upon evaluation of performance against goals, and consistent with the determination made for other comScore executive officers. This performance-based LTI award, to the extent performance goals are achieved, will vest in equal annual installments over a 3-year period with the first vesting installment to occur in February 2016, subject to your remaining a service provider for the company at the time of vesting. The time-based LTI award will be made in RSUs with a value of $300,000, but $100,000 of this award will be pro-rated from your employment start date with comScore through the end of the 2015 calendar year. The time-based LTI award will vest in equal annual installments over a 3-year period with the first vesting installment to occur in February 2016, subject to your remaining a service provider for the company at the time of vesting. Your LTI award for future calendar years will be determined by the Committee in its sole discretion, but will be determined consistent with other senior executives of comScore.

Each restricted stock or restricted stock unit award described under this letter is made subject to approval by the Committee, and is governed by the comScore, Inc. 2007 Equity Incentive Plan as amended, and related award agreement, including their terms and conditions. In the event your employment with comScore ends before your shares of restricted stock or restricted stock units are fully vested, you will forfeit or we will cancel, the unvested portion as of the date of your separation as provided in the applicable equity incentive agreement and plan issued to you with your award, subject to the provisions of the change of control and severance agreement referenced below.

You will be provided with a change of control and severance agreement in the form attached hereto as Exhibit A.

During your employment, you are eligible to participate in comScore’s standard benefits offered to other senior executives of comScore, including but not limited to medical/dental insurance, life, disability insurance, 401k and paid time off consistent with Plan eligibility requirements and standard company policy. comScore’s unlimited flexible time off plan allows employees to take time off from work when needed, as much as needed. The accompanying benefits brochure provides additional benefits information. Detailed benefits information will be available for your review on the first day of your employment.

As a comScore employee, you will be expected to acknowledge and abide by comScore’s rules and policies, including, without limitation, any policies relating to insider trading and the clawback of incentive compensation as the same may be in effect from time to time. Instructions to do so will be provided during your first week of employment. In addition, you are required to sign and comply with the attached At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which, among other things, prohibits unauthorized use or disclosure of comScore’s proprietary information and the Noncompetition and Nonsolicitation Agreement. Please keep in mind that your employment will be at-will, which simply means that either you or comScore may terminate the relationship at any time for any reason, with or without cause.

By signing below, you acknowledge that you have apprised comScore of any and all contractual obligations that you may have that would prevent you from working at comScore, or limit your activities with comScore, including but not limited to any non-competition obligations to past employers.

The terms described in this letter, if you accept this offer, will be the terms of your employment and supersede any other agreements or promises made to you by anyone from comScore regarding these terms. This letter can only be modified by a written agreement signed by you and an authorized official of comScore. This offer is contingent upon you submitting the legally required proof of your identity and authorization to work in the United States, and upon the completion and satisfactory review of a background check.

This, together with the Exhibits, constitute the entire agreement between the parties relating to the subject matter contained in the Agreement, and supersedes all prior agreements, proposals, service orders, understandings, representations or other communications and may only be amended by mutual written agreement, and will be governed by the laws of the Commonwealth of Virginia without regard to conflict of law principles thereof.

If you wish to accept this offer, please return a signed copy of this letter.

We are excited about the possibility of you joining comScore.

Best Regards,

/s/ Christiana Lin

Christiana Lin

Executive Vice President, General Counsel & Chief Privacy Officer

ACKNOWLEDGEMENT:

In response to this offer of employment please sign below.

/s/ William P. Livek                 I accept the offer of employment.

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